Exhibit 99.3

FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR'S REPORT

HUMBOLDT VILLAGE, L.P.
RHS Project No. 33-007-059693461

DECEMBER 31, 2012

HUMBOLDT VILLAGE, L.P.

TABLE OF CONTENTS

PAGE
INDEPENDENT AUDITOR'S REPORT	3

FINANCIAL STATEMENTS:	4

BALANCE SHEET	5

STATEMENT OF OPERATIONS	6

STATEMENT OF CHANGES IN PARTNERS' CAPITAL	7

STATEMENT OF CASH FLOWS	8

NOTES TO FINANCIAL STATEMENTS	9

ACCOMPANYING INFORMATION:

INDEPENDENT AUDITOR'S REPORT ON INFORMATION
ACCOMPANYING THE BASIC FINANCIAL STATEMENTS

SUPPLEMENTAL INFORMATION REQUIRED BY RHS

INDEPENDENT AUDITORS' REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING AND ON COMPLIANCE AND OTHER MATTERS BASED ON AN AUDIT OF FINANCIAL STATEMENTS PERFORMED IN ACCORDANCE WITH
GOVERNMENT AUDITING STANDARDS

REPORTABLE CONDITIONS OF NON COMPLIANCE AND AUDITEE'S COMMENTS ON PRIOR AUDIT RESOLUTION MATTERS RELATED TO UNITED STATES DEPARTMENT OF AGRICULTURE RURAL DEVELOPMENT PROGRAMS

PAILET, MEUNIER and LeBLANC, L.L.P.
Certified Public Accountants

Management Consultants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners Humboldt Village, L.P.

We have audited the accompanying financial statements of Humboldt Village, L.P., RHS Project No. 33- 007-059693461, as of December 31, 2012 and the related statements of operations, changes in partners' equity (deficit) and cash flows for the year ended December 31, 2012. Humboldt Village, L.P.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Humboldt Village, L.P. as of December 31, 2012 and the result of its operations and its cash flows for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards, we have also issued a report dated March 1, 2013 on our consideration of Humboldt Village, L.P.'s internal control over financial reporting and our tests of its compliance with certain provisions of laws, regulations, contracts, and grant agreements and other matters. The purpose of that report is to describe the scope of our testing of internal control over financial reporting and compliance and the results of that testing, and not to provide an opinion on the internal control over financial reporting or on compliance. That report is an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.

Metairie, Louisiana
March 1, 2013

Member of:	● PCAOB - Public Company Accounting Oversight Board

AICPA: Center for Public Company Audit Firms (SEC) ● Governmental Audit Quality Center ● Private Companies Practice Section (PCPS)

3421 N. Causeway Blvd., Suite 701 ● Metairie, LA 70002 ● Telephone (504) 837-0770 ● Fax (504) 837-7102
201 St. Charles Ave., Suite 2500 ● New Orleans, LA 70170 ● Telephone (504) 599-5905 ● Fax (504) 837-7102
www.pmlcpa.com

HUMBOLDT VILLAGE, L.P. BALANCE SHEET DECEMBER 31, 2012

ASSETS Current Assets
Cash and Equivalents	$53,341

Restricted Reserves and Escrows
Tenant Security Deposits	18,000
Tax and Insurance Escrow	12,229
Replacement Reserve	347,756
Total Restricted Reserves and Escrows	377,985

Property and Equipment
Land	79,000
Buildings and Improvements	4,016,325
Furniture and Equipment	250,530
Total Property and Equipment	4,345,855
Less: Accumulated Depreciation	(1,061,036)
Property and Equipment, Net	3,284,819

Other Assets Syndication Fees, Net	7,000

TOTAL ASSETS	$3,723,145

HUMBOLDT VILLAGE, L.P. BALANCE SHEET DECEMBER 31, 2012

Current Liabilities
Accrued Interest	$2,554
Current Portion Mortgage Payable	29,488

Total Current Liabilities	32,042

Deposits & Prepayment Liabilities

Tenants' Security Deposits	17,280

Long Term Liabilities
Mortgage Payable - RHS	1,444,556
Mortgage Payable - Nevada Housing Division	804,942
Less: Current Portion	(29,488)

Total Long Term Liabilities	2,220,010

Total Liabilities	2,269,332

Partners' Equity

Partners' Equity	1,453,813

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$3,723,145

See auditors' report and accompanying notes to the financial statements

HUMBOLDT VILLAGE, L.P.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012

Rental Income
Apartments	$133,862
Less: Overage	480
Tenant Assistance Payments	272,062
Total Rental Income	405,444

Other Income
Application Fees	330
Laundry & Vending	3,506
Tenant Charges	684
Total Other Income	4,520

Total Income	409,964

Operating Expenses
Operating and Maintenance	72,826
Utilities	38,696
Administrative and General	94,686
Taxes and Insurance	47,229
Depreciation and Amortization	111,623
Interest Expense	97,920
Total Operating Expenses	462,980

Income (Loss) from Rental Operations	(53,016)

Other Income (Expenses)
Interest Income	841
Interest Subsidy Income	60,957
Total Other Income (Expenses)	61,798

Net Income (Loss)	$8,782

See auditors' report and accompanying notes to the financial statements

HUMBOLDT VILLAGE, L.P.
STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 2012

Total
Balance - January 1, 2012	$1,486,550
Net Income (Loss)	8,782
Distributions to Members	(41,519)
Balance - December 31, 2012	$1,453,813

See auditors' report and accompanying notes to the financial statements

HUMBOLDT VILLAGE, L.P.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2012

Cash flows from operating activities:
Net Income (Loss)	$8,782
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	111,623
Increase (decrease) in accounts payable	(101)
Increase (decrease) in accrued interest	(37)
Increase (decrease) in security deposits payable	661
Total adjustments	112,146

Net cash provided (used) by operating activities	120,928

Cash flows from investing activities:
(Deposit) withdrawal security deposit account	(650)
(Deposit) withdrawal tax and insurance escrow	(3,016)
(Deposit) withdrawal replacement reserve	(38,578)

Net cash provided (used) by investing activities	(42,244)

Cash flows from financing activities:
Principal payments on mortgage - RHS	(7,171)
Principal payments on mortgage - Nevada Housing Division	(11,526)
Partner Distributions	(41,519)
Net cash provided (used) by financing activities	(60,216)

Net increase (decrease) in cash and equivalents	18,468
Cash and equivalents, beginning of year	34,873

Cash and equivalents, end of year	$53,341

Supplemental disclosures of cash flow information:
Cash paid during the year for Interest Expense	$37,000
Disposal of Property and Equipment	$8,204

See auditors' report and accompanying notes to the financial statements

HUMBOLDT VILLAGE, L.P.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE A - NATURE OF OPERATIONS

Humboldt Village, L.P. (the "Partnership") was organized in 2003 as a limited partnership to develop, construct, own, maintain, and operate a 66-unit rental housing project known as Humboldt Village Apartments (the "Project"). The Project is located in the city of Winnemucca, Nevada, and has been developed for persons of low and moderate income. The major activities of the Partnership are governed by the Partnership Agreement, USDA-Rural Development, and Internal Revenue Code Section 42. The Partnership is regulated by Rural Development as to rent charges and operating methods.

In accordance with Rural Development requirements, the partners are restricted to a 8% per annum cash return on invested capital of $518,988. Unpaid distributions may accumulate for payment the following year. Profits and losses from operations are distributed to the partners according to the Partnership Agreement.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following significant accounting policies have been followed in the preparation of the financial statements:

Basis of Accounting

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Cash and Cash Equivalents

The Statement of Cash Flows considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. These amounts are available for current operations and development and exclude amounts restricted for repayment of tenant security deposits and restricted reserves.

Cash and Other Deposits

The Partnership maintains its cash in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC). Deposit accounts, at times, may exceed federally insured limits. Interest bearing deposits are insured by the FDIC up to $250,000 per bank, while non-interest bearing deposits are fully insured. The Partnership has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

HUMBOLDT VILLAGE, L.P.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2012

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Tenant Accounts Receivable and Bad Debt Expense

Accounts receivable consist of tenant rents receivable. The Partnership's tenants are primarily low- income rental tenants that may be affected by changing economic conditions. Management believes that its credit review procedures and tenant deposits have adequately provided for usual and customary credit-related losses.

The Partnership's policy for charging off tenant receivables is to consider write-down of receivables extending beyond 120 days after significant collection efforts have been made or when the financial condition of tenants warrant charge-off. Tenant receivables are determined to be past due after 30 days regardless of whether partial payments have been received. Based on the Partnership's policy for charging off tenant receivables, the bad debts allowance is usually insignificant.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using the straight-line method. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. When items of property or equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in income. The rental property is depreciated over estimated service lives as follows:

Buildings & Improvements	10-40 years	Straight-Line
Furnishings & Equipment	5-10 years	Straight-Line

Impairment of Long-Lived Assets

In accordance with Accounting Standards Codification 360-10-05-4, Accounting for the Impairment or Disposal of Long-Lived Assets, the partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recovered. If the fair value is less than the carrying amount for the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the year ended December 31, 2012.

Other Assets

Other assets consist of Syndication costs which have been recorded at cost. These costs will be amortized using the straight-line method over a period of 15 years.

Tenants' Security Deposits

Tenants' security deposits are held in a separate bank account in the name of the project. As of December 31, 2012, this account was funded in an amount equal to the security deposit liability.

HUMBOLDT VILLAGE, L.P.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Rental Income

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. Interest and other sources of revenue are recognized as the period transpires for which the interest is earned or as services or rendered, and when the amounts and collection are reasonably assured. Unearned revenue includes housing assistance payments from USDA-RD and tenants rent paid in advance of the period in which these payments are recognized as revenue. All leases between the Partnership and tenants of the property are operating leases. The Partnership may not increase rents charged to tenants without USDA-RD approval.

Income Taxes

No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the partners on their respective income tax returns. The Partnership is no longer subject to income tax examinations from federal and state tax authorities for calendar years prior to 2009.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Accounting Standards Codification

The Financial Accounting Standards Board ("FASB ASC") became the sole authoritative source of generally accepted accounting principles in the United States of America for periods ending after September 15, 2009. The FASB ASC incorporates all authoritative literature previously issued by a standard setter. Adoption of the FASB ASC has no effect on the Partnership's financial position, results from operations, partners' equity, or cash flows. References to the authoritative accounting literature in the notes to the financial statements are to the FASB ASC.

NOTE C - RESTRICTED CASH AND FUNDED RESERVES

The Partnership is required to set aside specified amount for the replacement of the property and other partnership expenditures as approved by USDA-RD. Reserve funds, which totaled $347,756 at December 31, 2012, are held in a separate account. These funds are used for property improvements and are generally not available for operating purposes.

Security deposits collected from tenants, which totaled $18,000 at December 31, 2012, are held in a separate bank account on behalf of the tenants of the Project.

HUMBOLDT VILLAGE, L.P.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012
NOTE D - INTANGIBLE ASSETS

Syndication costs at December 31, 2012 were net of accumulated amortization of $8,000. Amortization expense for the same year ended was $1,000. Estimated aggregated amortization expense for each of the next five years is:

2013	$1,000
2014	1,000
2015	1,000
2016	1,000
2017	1,000
NOTE E - LONG TERM DEBT

Notes Payable - USDA Rural Development

The project is financed by a combination of five 50-year mortgages payable to RHS in an original amount totaling $1,495,609 maturing October, 2053. The 6.375% mortgages are payable in monthly installments of $148, $530, $318, $1,109 and $1,066. The partnership has entered into an interest subsidy agreement with RHS which effectively reduces the interest rate to approximately 1% over the term of the loan. As of December 31, 2012, the total balance of the notes payable to RHS was $1,444,556.

The liability of the partnership under the mortgage note is limited to the underlying value of the real estate collateral plus other amounts deposited with the lender.

In accordance with the loan agreement with RHS, a reserve for replacements is to be funded $37,750 annually. The required amount of reserves as of December 31, 2012, amounted to $341,012. The amount on hand at December 31, 2012, was $347,756 which was funded.

Under an interest credit and rental assistance agreement with Rural Development, an interest credit is provided, thus reducing the interest rate approximately 1% annually. The interest credit is treated as additional income with interest expense being recorded at the note rate. An annual application as required by Rural Development must be submitted in order to be eligible for the interest credit.

Note Payable - Nevada Housing Division

The Project is also financed by two mortgages payable bearing interest at 1% per annum to the Nevada Housing Division in an original amount totaling $804,942. Principal and interest are payable in quarterly installments of $5,874. As of December 31, 2012, the total balance of the notes payable to the Nevada Housing Division was $804,942.

HUMBOLDT VILLAGE, L.P.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012
NOTE E - LONG TERM DEBT (CONTINUED)

Aggregate maturities of long-term debt for the next five years are as follows:

December 31, 2013	$29,488
2014	30,998
2015	32,645
2016	34,442
2017	36,404
and Thereafter	2,085,521
$2,249,498

NOTE F - RELATED PARTY TRANSACTIONS

Property Management Fees

The Project is managed by Weststates Property Management Company ("Weststates"), an affiliate of the General Partner. Under the Rural Development approved management agreement, Weststates earned management fees of $0 during the year ended December 31, 2012. There were no management fees payable at year-end.

Other Services

Weststates also received reimbursements from the Partnership during 2012 for the following expenditures:

Manager Salary	$25,450
Repairs and Maintenance / Labor	47,302
Group Insurance	3,877
Workers Compensation	1,838
Payroll Taxes	7,085
Total	$85,552

The Partnership has entered into a year-to-year revenue sharing agreement with Coin-Op in Nevada, an affiliate of the General Partner, to provide onsite laundry machine service to the tenants. The Partnership received $3,506 in laundry income from Coin-Op for the year ended December 31, 2012.

No amounts were payable and outstanding at December 31, 2012 for expenditures charged by the related parties listed above.

HUMBOLDT VILLAGE, L.P.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE G - COMMITMENTS AND CONTINGENCIES

Interest Credit and Rental Assistance Agreement

Under an agreement with RD, mortgage subsidy is provided that reduces the effective interest rate on the mortgage to approximately 1% over the life of the loan agreement. RD may terminate the agreement if it determines that no subsidy is necessary or if the Partnership is determined to be in violation of the loan agreement or RD rules or regulations.

Housing Tax Credits

As incentive for investment equity, the Partnership applied for and received an allocation certificate for housing tax credits established by the Tax Reform Act of 1986. To qualify for the tax credits, the Partnership must meet certain requirements, including attaining a qualified basis sufficient to support the credit allocation. In addition, tenant eligibility and rental charges are restricted in accordance with Internal Revenue Code Section 42. Management has certified that each tax credit unit has met these qualifications to allow the credits allocated to each unit to be claimed.

Compliance with these regulations must be maintained in each of the fifteen consecutive years of the compliance period. Failure to maintain compliance with occupant eligibility, unit gross rent, or to correct noncompliance within a reasonable time period could result in recapture of previously claimed tax credits plus interest.

NOTE H - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is the apartment complex. The Partnership's operations are concentrated in the affordable housing real estate market. In addition, the Partnership operates in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies, including, but not limited to, RD and the State Housing Agency. Such administrative directives, rules and regulations are subject to change by an act of Congress or an administrative change mandated by RD or the State Housing Agency. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, to comply with a change.

Economic Dependency

A substantial amount of the revenues received by the Partnership come from the US Department of Agriculture - Rural Development. The Partnership received $272,062 in rental subsidies from the Rural Development contract during the year ended December 31, 2012 in addition to interest subsidies of $60,957. Operation of the Partnership depends upon continued funding by the U.S. Government.

HUMBOLDT VILLAGE, L.P.
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2012

NOTE I - RISK MANAGEMENT

The Partnership is exposed to various risks of loss related to torts; theft of, damage to, and destruction of assets; errors and omissions; injuries to employees; and natural disasters. Various insurance policies have been purchased to cover the risks described above. The insurance policies require minimal deductible amounts which the Partnership pays in the event of any loss. The Partnership also has purchased a workers' compensation policy. Settled claims resulting from losses have not exceeded commercial insurance coverage in any of the past three fiscal years.

NOTE J - ADVERTISING

The Partnership expenses advertising costs as they are incurred. Advertising expenses for the year ended December 31, 2012 amounted to $476.

NOTE K - SUBSEQUENT EVENTS

FASB ASC 855, Subsequent Events, addresses events which occur after the balance sheet date but before the issuance of financial statements. An entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that existed after the balance sheet date. Additionally, Topic 855 requires disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued or were available to be issued. Management evaluated the activity of Humboldt Village, L.P. through March 1, 2013, the date the financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Financial Statements or disclosure in the Notes to the Financial Statements.